EXHIBIT 27(d)(2)

                           FORM OF ESTATE TERM RIDER













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                               ESTATE TERM RIDER

                               This Rider is a part of the policy to
                               which it is attached if it is listed
                               under the Rider Schedule on the Schedule
                               Pages of the policy. Except as stated in this rider, it is subject to all of the provisions of the policy.

POLICY NUMBER:                 9730000

FIRST INSURED:                 John M. Doe

SECOND INSURED:                Mary A. Doe

INITIAL RIDER                  $1,000,000
INSURANCE AMOUNT:

ANNUAL INCREASE:               0

ANNUAL INCREASE                October 1, 2013
EXPIRY DATE:

RIDER DATE OF ISSUE:           October 1, 1998

DEFINITIONS                    RIDER ANNIVERSARY. The anniversary of the Rider
                               Date of Issue.

                               TOTAL RIDER INSURANCE AMOUNT. The Total Rider Insurance Amount is equal to the Initial Rider Insurance Amount plus any Insurance Increases.

RIDER DEATH BENEFIT            Upon receipt of due proof at Our Main
                               Administrative Office that both Insureds died while this Rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.

                               The Rider Death Benefit is equal to the Total Rider Insurance Amount minus an amount, not less than zero, equal to either of the following depending on the death benefit option in effect:

                               o the difference between the policy's minimum death benefit, as described in Part 7 of the policy, and the policy's face amount if the policy's death benefit option is Option 1; or

                               o the difference between the policy's minimum death benefit and the sum of the policy's face amount and the policy's Policy Value if the policy's death benefit is Option 2.

SUICIDE EXCLUSION              If within two years from the Rider Date of Issue
                               (or one year from any reinstatement, if
                               applicable) and provided this rider is then in effect either Insured dies by suicide, whether sane or insane, the amount we pay under this rider will be limited to the cost of insurance charges paid for this rider.


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CONTESTABILITY                 We cannot contest the validity of this rider
                               after it has been in effect during the Insureds' lifetime for two years from the Rider Date of Issue (or two years from any reinstatement, if applicable).

INSURANCE INCREASES            Subject to the limitations stated below, if the
                               Increase Factor is not 0, the Total Rider
                               Insurance Amount will increase as follows:

  PREMIUMS PAID                   If the Increase Factor is expressed as
  INCREASES                       "Premiums Paid", then the amount of each
                                  Insurance Increase will be equal to the
                                  premiums paid during the most recent Policy
                                  Month, less any amounts refunded to comply with the policy's Total Premium Limit.

  PERCENTAGE INCREASE             If the Increase Factor is a percent, then the
                                  amount of the Insurance Increase will be equal to the Increase Factor multiplied by the sum of the previous year's Total Rider Insurance
                                  Amount and the policy's face amount. The
                                  Insurance Increase will occur on each Rider
                                  Anniversary that this Rider is in effect.

  DOLLAR INCREASE                 If the Increase Factor is a dollar amount,
                                  then the amount of the Insurance Increase will be equal to the applicable dollar amount. The
                                  Insurance Increase will occur on each Rider
                                  Anniversary that this Rider is in effect.

  VARYING SCHEDULE                If the Increase Factor is expressed as
  INCREASES                       "Scheduled", then the amount of the Insurance
                                  Increase will be as shown in the schedule attached to this rider.

INSURANCE INCREASE             The Insurance Increases will be subject to the
LIMITATIONS                    following limitations:

                               o Insurance Increases do not occur following the Rider Anniversary nearest the Younger Insured's 85th birthday, determined without regard to whether or not such insured is then alive or, if sooner, the Increase Expiry Date;

                               o The total of all Insurance Increases cannot exceed the policy's initial face amount plus the Initial Rider Insurance Amount or, if less, $5,000,000;

                               o You may, by Written Request, decrease, but not increase, the applicable Insurance Increase on any Rider Anniversary;

                               o  If the Increase Factor is decreased for
                                  Percent and Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future Insurance Increases;

                               o  You cannot change the type of Insurance
                                  Increase;

                               o  Insurance Increases will no longer be
                                  provided following the first of any of the following to occur:

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                                       1. a partial withdrawal or partial
                                          surrender;

                                       2. a policy face amount decrease;

                                       3. a requested decrease in the Total
                                          Rider Insurance Amount.

Partial Withdrawals and        While this rider is in effect, the provisions
Face Amount Decreases          entitled "Partial Withdrawals" or "Partial
                               Surrender" in Part 6 of the Basic Policy and
                               "Request for a Decrease in Face Amount" in Part 7 of the Basic Policy shall be amended to provide that requests for a partial withdrawal, partial surrender and/or face amount decrease under the Basic Policy will first reduce the Total Rider
                               Insurance Amount. The Policy Value will be reduced for a partial withdrawal by the amount of the partial withdrawal and the partial withdrawal fee, or partial surrender by the amount of the partial surrender and partial surrender fee. The fee is described on the policy's Schedule Pages.
                               Partial or pro-rata surrender charges will not apply.

                               To the extent such withdrawals, surrenders and/or decreases reduce the Total Rider Insurance Amount to zero, any additional withdrawal, surrender and/or decrease will reduce the policy face amount and Policy Value in accordance with the regular non-amended terms of such provisions.

                               No Insurance Increases will thereafter be provided.

TOTAL RIDER INSURANCE          You may, by Written Request, decrease the Total
AMOUNT DECREASES               Rider Insurance Amount. No Insurance Increases
                               will thereafter be provided.

MONTHLY CHARGE                 The cost of insurance rate is based on each
                               Insured's age nearest birthday on the Rider Date of Issue, risk class, sex, and duration from such Rider Date of Issue determined without regard to whether both or only one of the insureds is then still alive. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates shown for both

                               Insureds' risk classification(s) attached to this rider, or such lower rate as We may declare. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insureds after the Rider Date of Issue, and based on our future mortality, expense, lapse and investment expectations.

                               The Monthly Charge for this Rider is equal to the monthly Cost of Insurance rate for both Insureds multiplied by the Rider Death Benefit. The Monthly Charge for each month of the first year that this rider is in effect is shown on the policy's Schedule Pages. The Monthly Charge for the Rider is deducted from the Policy Value as part of the monthly deduction for the policy.

TERMINATION OF THIS RIDER      This rider and all insurance under it will
                               terminate on the earliest of the following dates:

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                                  1.   the Younger Insured's Age 100,
                                       determined without regard to whether
                                       or not such insured is then alive;

                                  2.   the date of surrender or lapse of
                                       the policy;

                                  3.   the date of payment of the Rider
                                       Death Benefit;

                                  4.   the date, if any, that the Total
                                       Rider Insurance Amount first equals
                                       zero;

                                  5.   the first Monthly Calculation Day
                                       following Our receipt at Our Main
                                       Administrative Office from You of a
                                       Written Request to cancel this
                                       rider.

                                     Phoenix Home Life Mutual Insurance Company


                                           /s/ John H. Beers

                                           Secretary


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


                                TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                                         PER $1,000 OF RIDER DEATH BENEFIT
                    FIRST INSURED ISSUE AGE, SEX AND RISK CLASSIFICATION: 35 - MALE, ADVANTAGE
                   SECOND INSURED ISSUE AGE, SEX AND RISK CLASSIFICATION: 35 - FEMALE, ADVANTAGE

       POLICY               MONTHLY               POLICY             MONTHLY               POLICY         MONTHLY
        YEAR                  RATE                 YEAR                RATE                 YEAR            RATE
        ----                  ----                 ----                ----                 ----            ----

          1                  .0005                  21                .1812                  41            3.9142
          2                  .0017                  22                .2140                  42            4.5269
          3                  .0031                  23                .2507                  43            5.1941
          4                  .0047                  24                .2920                  44            5.9104
          5                  .0066                  25                .3393                  45            6.6886

          6                  .0090                  26                .3939                  46            7.5519
          7                  .0119                  27                .4590                  47            8.5206
          8                  .0153                  28                .5369                  48            9.6179
          9                  .0195                  29                .6330                  49           10.8555
         10                  .0242                  30                .7472                  50           12.2572

         11                  .0299                  31                .8812                  51           13.7067
         12                  .0366                  32               1.0315                  52           15.2819
         13                  .0443                  33               1.2016                  53           16.8448
         14                  .0532                  34               1.3861                  54           18.5127
         15                  .0637                  35               1.5963                  55           20.1368

         16                  .0760                  36               1.8353                  56           21.9056
         17                  .0904                  37               2.1401                  57           23.7634
         18                  .1077                  38               2.4658                  58           25.7651
         19                  .1284                  39               2.8784                  59           28.0039
         20                  .1528                  40               3.3639                  60           30.7620

                                                                                             61           34.7687
                                                                                             62           40.9795
                                                                                             63           51.6197
                                                                                             64           54.9935
                                                                                             65           83.3333

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